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www.MedAire.com
ASX: MDE

FOR IMMEDIATE RELEASE	CONTACT:	MedAire, Inc.
JILL DRAKE
480-333-3700

MAXjet Airways to Use MedAire Inc.’s eLearning
Web-based training reduces crewmember classroom time

TEMPE, Ariz., August 23, 2007 – Washington Dulles-based MAXjet Airways, Inc., the all-business-class transatlantic airline, has enhanced its medical training and services contract with MedAire Inc. (ASX: MDE). This month MAXjet will upgrade its current Federal Aviation Administration (FAA)-approved medical curriculum, provided by MedAire, to include web-based interactive training modules, including AED/CPR use and bloodborne pathogens.

“MAXjet has a strong commitment to continuous improvement, especially in all areas of training. Internet training will provide our crewmembers with a high-quality, flexible learning experience”, said Manager of In-flight Training, Kimberly Harrison, MAXjet Airways. “Regardless of time zones and geographical barriers, MAXjet can deliver consistent training in an interactive and memorable context.”

In addition to instructor-led classroom training, all MAXjet crewmembers will have access to MedAire’s eLearning curriculum, which gives flight attendants an easier way to stay current on medical training, and reduces the classroom time needed to remain AED and CPR certified. Internet-based access to this information will assist in the learning process for crewmembers who live and work in many different time zones on two continents. MAXjet is the second U.S. carrier to adopt MedAire’s eLearning program.

“MedAire’s eLearning program creates a foundation of the basics,” said Richard Gomez, director of education services at MedAire. “Now MAXjet’s instructor-led classroom education can be more focused on the hands-on skills and details that build on the crewmember’s knowledge gained prior to class.”

Since 2004, MedAire has provided MAXjet with MedLink® In-flight medical advisory services, Train-the-Trainer medical instruction and onboard medical emergency kits and defibrillators.

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

MAXjet Airways , Inc.
Washington Dulles-based MAXjet Airways, which began service in, 2005, was recently ranked the #2 international airline by Travel + Leisure magazine in its 2007 survey and operates all business class service to convenient London Stansted airport from four U.S. cities.
MAXjet operates Boeing 767 aircraft configured with just 100 deep-reclining leather seats with 60-inch pitch. The extra space greatly increases legroom for each of its passengers who may select either a window or aisle, as there are no middle seats. The airline offers low fares and great value for business and leisure travelers alike.

About MedAire Inc.
MedAire (medaire.com) provides a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits, and defibrillators. Based in Phoenix, AZ, MedAire is listed under MDE on the Australian Stock Exchange.